Exhibit 4.96

Loan Agreement

This Loan Agreement (hereinafter referred to as this "Agreement") is made by and between the following parties in Beijing on October 12, 2013:

(1)	Beijing Xinsi Yijia Technology Co., Ltd. (hereinafter referred to as the "Lender")

Registered address: Room 409, 4/F, No.4 Building, No.5 Yard, East Shangdi Road, Haidian District, Beijing Municipality

(2)	Yang Tingling (hereinafter referred to as the "Borrower")

Address: No.11 Xinliu Alley, Taohuasi Village, Beicang Town, Beichen District, Tianjin Municipality

The Lender and the Borrower are hereinafter individually referred to as a "Party" and collectively as the "Parties".

In witness whereof, the Parties have reached the following agreement through consensus consultation:

1.	Loan

1.1 The Lender agrees to provide a loan amounting to RMB3.3 million to the Borrower. The loan will be used for the daily operation of Beijing Dingyuan Technology Co., Ltd. with a term of ten years which may be extended upon mutual consent of the Parties.

1.2 The Lender agrees to pay the loan to the account designated by the Borrower on a lump sum basis within 20 days after it receives the written notice on the need to use the loan from the Borrower subject to the satisfaction of all conditions stipulated in Article 2 hereof. The Borrower shall issue to the Lender the letter of confirmation on receipt on the same day when it receives the said amount.

Account No.: 110909477510103

Account name: Beijing Dingyuan Technology Co., Ltd.

Opening bank: Shangdi Sub-branch of Beijing Branch of China Merchants Bank

1.3 The Lender and the Borrower agree that the loan hereunder is free of interest.

1.4 The Parties agree that: The rights and liabilities of the loan are inseparable from the shares held by the Borrower in Beijing Dingyuan Technology Co., Ltd. That is, once the Borrower transfers her shares in Beijing Dingyuan Technology Co., Ltd. to a third party, the rights and labilities of the loan will be automatically transferred to such third party.

1.5 Upon consent by the Lender, the Borrower may transfer her shares in Beijing Dingyuan Technology Co., Ltd. to a third party. After the transfer takes effect, the Borrower's repayment obligation will be terminated.

2.	Representations and Warranties

2.1 During the performance of this Agreement, the Borrower makes the following representations and warranties to the Lender:

(a)	The Borrower has the right to sign and perform this Agreement.

(b)	The Borrower's conclusion and performance of this Agreement do not violate any laws and regulations or government approval, authorization, notice or other government documents that are binding or affect her, or violate any agreement between the Borrower and any third party or any commitments issued by any third party;

(c)	Once signed, this Agreement will be validly binding on and legally enforceable against the Borrower.

2.2 After the signing date and before the termination date of this Agreement, the Lender represents and warrants as follows:

(a)	The Lender is a limited liability company incorporated under laws of China and legally existing;

(b)	The Lender has the right to sign and perform this Agreement; the Lender's conclusion and performance of this Agreement comply with the Lender's company's articles of association or other organizational documents; the Lender has obtained all necessary and appropriate approval and authorization to sign and perform this Agreement.

(c)	The Lender's conclusion and performance of this Agreement do not violate any laws and regulations or government approval, authorization, notice or other government documents that are binding or affect her, or violate any agreement between the Lender and any third party or any commitments issued by any third party;

(d)	Once signed, this Agreement will be validly binding on and legally enforceable against the Lender;

(e)	The Lender' company has completed all government approval, authorization, license, registration and filing required for engaging in business within the scope of its business license and owning its assets.

3.	Liability for Breach of this Agreement

Where the Borrower fails to perform her repayment obligation within the term stipulated in this Agreement, her shall pay overdue interest at 0.02% of the outstanding amount for each day until the Borrower pays all principal and overdue interest of the loan and other amounts.

4.	Confidentiality

The Parties acknowledge and confirm any oral or written materials they exchange in respect of this Agreement are confidential information. The Parties shall keep all such materials confidential, and may not disclose any relevant materials to any third party without written consent of the other Party, except for:(a) materials known or to be known by the public (but not because the Party receiving the materials disclose to the public arbitrarily); (b) materials required to be disclosed by applicable laws or regulations; or (c) materials required to be disclosed by any Party to its or his legal or financial consultant for the purpose of the transaction contemplated hereunder and such legal or financial consultant are required to comply with confidentiality liability similar to this clause. Any disclose of secrets by workers of or institutions hired by any Party will be deemed as such Party's disclose of secrets and such Party shall bear the liability for breach of this Agreement under this Agreement.

5.	Applicable Laws and Disputes Solution

5.1 The conclusion, effectiveness, interpretation, performance, amendment, and termination of this Agreement and dispute resolution shall be governed by the laws of China.

5.2 Any dispute arising from the interpretation and performance of this Agreement shall be settled first through amicable negotiation by the Parties hereto. If the dispute is not settled within 30 days after a Party gives written notice requiring compromise settlement to the other Party, any party may refer the dispute to the China International Economic and Trade Arbitration Commission for arbitration according to its then prevailing arbitration rules. The place of arbitration shall be Beijing. The arbitration award shall be final and binding upon the Parties.

When any dispute occurs due to the interpretation and performance of this Agreement or when any dispute is arbitrated, in addition to the matter in dispute, the Parties shall continue to exercise their respective other rights hereunder and perform their respective other obligations hereunder.

6.	Miscellaneous

6.1 This Agreement shall come into force as of the date of signatures by the Parties and will remain valid until the Parties have performed all their respective obligations under this Agreement.

6.2 This Agreement is made in duplicate with each Party holding one copy with the equal legal effect.

6.3 This Agreement may be amended and supplemented by the Parties by written agreement. The amended agreement and /or supplemental agreement between the Parties relating to this Agreement are integral part of this Agreement, and have the same legal effect with this Agreement.

Lender: /s /Beijing Xinsi Yijia Technology Co., Ltd.

Borrower: /s/Yang Tingling